EXHIBIT 99.1

ICU Medical, Inc. Reports Fourth Quarter and Year-End 2009 Results

Fourth Quarter 2009 Sales Increased 23% to $69.8 Million

Company Achieved FY 2009 Record Net Income of $26.6 Million, or $1.77 Per Diluted Share

Operating Cash Flow Totaled $48.6 Million for FY 2009

SAN CLEMENTE, Calif., Feb. 1, 2010 (GLOBE NEWSWIRE) -- ICU Medical, Inc., (Nasdaq:ICUI), a leading low cost manufacturer of safe medical connectors, custom medical products and critical care devices, today announced results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth quarter 2009 revenue increased 23.0% to $69.8 million, compared to $56.7 million in the same period last year. Net income for the fourth quarter of 2009 was $7.4 million, or $0.50 per diluted share, compared to net income of $9.0 million, or $0.61 per diluted share, for the fourth quarter of 2008.

For the fiscal year ended December 31, 2009, revenue increased 13.1% to $231.5 million, compared to revenue of $204.7 million in the same period last year. For the fiscal year ended December 31, 2009, the Company earned $26.6 million, or $1.77 per diluted share, compared to net income of $24.3 million, or $1.67 per diluted share, for the fiscal year ended December 31, 2008.

Scott Lamb, ICU Medical's Chief Financial Officer, said, “We are pleased with the operating and financial milestones achieved during the fourth quarter and full year, highlighted by record annual sales, profitability and operating cash flow. Our top-line strength during the fourth quarter was primarily attributable to double-digit improvements in critical care and custom sets, which were partially offset by an expected decrease in CLAVEs. International revenue for the fourth quarter was up 81% from the fourth quarter of 2008 and sales from domestic distributors and direct sales increased more than 200% from the fourth quarter of 2008, reinforcing strong demand for our products worldwide.”

Mr. Lamb continued, “During 2009 we completed the acquisition of Hospira’s critical care division and successfully implemented the transition process, positioning this product line for further improvements. To enhance our quality and cost structure, we made substantial investments in our production processes and manufacturing efficiencies. We also continued to significantly expand our sales force to support our strategic partnerships and to capitalize on market opportunities for all of our products.

“Entering 2010, we are confident that our strengthened and focused portfolio of products, expanding industry relationships and strong balance sheet has us well positioned to achieve record sales and net income results this year.”

The Company repurchased $20.4 million of stock during 2009 with approximately $28 million still available to spend as of January 1, 2010 under its $55 million stock repurchase program and plans to purchase additional shares under the program in 2010. As of December 31, 2009, cash, cash equivalents and investment securities totaled $108.1 million and working capital was $174.2 million. Additionally, the Company achieved operating cash flow of $48.6 million for the full year of 2009.

Fiscal Year 2010 Guidance

For the full fiscal year of 2010, management expects to generate revenue in the range of $265 million to $275 million, diluted earnings in the range of $1.80 to $1.90 per share and operating cash flow in the range of $35 million to $40 million.

Conference Call

The Company will be conducting a conference call concerning its fourth quarter and fiscal year results today at 4:30 p.m. EST (1:30 p.m. PST). The call can be accessed at 866-383-8003, passcode 29926163 or by replay at 888-286-8010, passcode 92965320. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay. Certain information provided as part of that call will be provided on the Company's website at www.icumed.com within 48 hours of the call.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding the Company's growing worldwide demand, the effect of the current recession on the Company, the Company's positioning for continued growth, investment in strategic initiatives, sales force expansion to take advantage of certain opportunities, improvement of efficiencies, product quality and continued low cost, the Company's strong competitive position and ability to build shareholder value in future years. In addition, forward-looking statements also include the statements under the heading ''Fiscal Year 2010 Guidance.'' These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to: decreased demand for our products, inability to make investments in strategic growth, lack of continued growth and improving efficiencies. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Form 10-K for the year ended December 31, 2008 and 10-Q for the quarter ended September 30, 2009. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,248	$55,696
Investment securities	56,887	56,093
Cash, cash equivalents and investment securities	108,135	111,789
Accounts receivable, net of allowance for doubtful accounts of $324 in 2009 and $320 in 2008	47,777	38,423
Inventories	41,327	17,930
Prepaid income taxes	1,994	4,544
Prepaid expenses and other current assets	5,462	3,471
Deferred income taxes — current portion	3,243	3,231
Total current assets	207,938	179,388

PROPERTY AND EQUIPMENT, net	77,449	69,897
PROPERTY HELD FOR SALE	940	940
RESTRICTED CASH	—	6,014
INVESTMENT SECURITIES — non-current portion	—	11,350
GOODWILL	1,478	—
INTANGIBLE ASSETS, net	16,782	10,780
DEFERRED INCOME TAXES — non-current portion	3,710	3,855
INCOME TAXES RECEIVABLE — non-current portion	856	1,210
	$309,153	$283,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$18,423	$7,879
Accrued liabilities	12,884	14,081
Deferred revenue	2,389	—
Total current liabilities	33,696	21,960

COMMITMENTS AND CONTINGENCIES	—	—
DEFERRED INCOME TAXES — non-current portion	5,698	4,007
INCOME TAXES PAYABLE — non-current portion	4,754	4,436

STOCKHOLDERS’ EQUITY:
Convertible preferred stock, $1.00 par value Authorized—500 shares; Issued and outstanding— none	—	—
Common stock, $0.10 par value — Authorized—80,000 shares; Issued 14,811 shares in 2009 and 14,784 shares in 2008, outstanding 14,239 shares in 2009 and 14,731 shares in 2008	1,481	1,478
Additional paid-in capital	54,357	50,970
Treasury stock, at cost — 572 shares in 2009 and 53 shares in 2008	(19,881)	(1,623)
Retained earnings	227,861	201,304
Accumulated other comprehensive income	1,187	902
Total stockholders’ equity	265,005	253,031
	$309,153	$283,434

ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)

	For the years ended December 31,
	2009	2008	2007
REVENUES:
Net sales	$230,973	$203,026	$185,618
Other	540	1,700	2,520
TOTAL REVENUE	231,513	204,726	188,138

COST OF GOODS SOLD	122,695	114,910	109,895
Gross profit	108,818	89,816	78,243

OPERATING EXPENSES:
Selling, general and administrative	68,205	53,611	45,484
Research and development	2,645	4,822	8,111
Total operating expenses	70,850	58,433	53,595

Income from operations	37,968	31,383	24,648

OTHER INCOME	1,181	4,695	8,698
Income before income taxes and minority interest	39,149	36,078	33,346

PROVISION FOR INCOME TAXES	(12,592)	(11,778)	(10,337)
MINORITY INTEREST	—	—	70
NET INCOME	$26,557	$24,300	$23,079

NET INCOME PER COMMON SHARE
Basic	$1.80	$1.72	$1.62
Diluted	$1.77	$1.67	$1.51
Weighted average number of shares
Basic	14,720	14,144	14,282
Diluted	14,984	14,565	15,265

ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	For the years ended December 31,
	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,557	$24,300	$23,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,671	14,220	11,796
Provision for doubtful accounts	1	(270)	331
Stock compensation expense	2,708	1,890	1,052
Minority interest	—	—	(70)
Loss (gain) on disposal or sale of property and equipment or property held for sale	—	653	(130)
Cash provided (used) by changes in operating assets and liabilities, net of asset purchases and business acquisition
Accounts receivable	(9,043)	(12,375)	523
Inventories	2,012	1,447	(3,033)
Prepaid expenses and other assets	(3,150)	197	(240)
Accounts payable	10,380	(525)	250
Accrued liabilities	(2,046)	1,093	5,144
Deferred revenue	2,389	—	—
Prepaid and deferred income taxes	3,130	(404)	2,810
Net cash provided by operating activities	48,609	30,226	41,512

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16,690)	(11,351)	(23,645)
Asset purchases	(29,447)	—	(3,224)
Business acquisition, net of cash acquired	(5,662)	—	—
Proceeds from sale of assets	—	—	504
Proceeds from finance loan repayments	—	646	73
Change in restricted cash	6,014	(6,014)	—
Purchases of investment securities	(96,655)	(62,945)	(38,863)
Proceeds from sale of investment securities	107,211	83,272	54,858
Net cash provided by (used in) investing activities	(35,229)	3,608	(10,297)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,375	9,471	2,090
Proceeds from employee stock purchase plan	1,271	1,373	1,402
Excess tax benefits from exercise of stock options	101	8,997	551
Purchase of treasury stock	(20,441)	(5,859)	(41,000)
Net cash provided by (used in) financing activities	(17,694)	13,982	(36,957)

Effect of exchange rate changes on cash	(134)	7	462
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(4,448)	47,823	(5,280)

CASH AND CASH EQUIVALENTS, beginning of year	55,696	7,873	13,153
CASH AND CASH EQUIVALENTS, end of year	$51,248	$55,696	$7,873

CONTACT:  ICU Medical, Inc.
          Scott Lamb, Chief Financial Officer
          (949) 366-2183

          ICR, Inc.
          John Mills, Senior Managing Director
          (310) 954-1100